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Exhibit 10.24

COMMISSION AGREEMENT

        This Commission Agreement ("Agreement") is made as of August 10, 2006 ("Effective Date"), by and between ACCURAY INCORPORATED, a California Corporation with offices located at 1310 Chesapeake Terrace, Sunnyvale, California 94089, ("Accuray"), and PRESIDENT MEDICAL TECHNOLOGIES CO., LTD. INC., a Taiwanese corporation, located at 8F., No. 1, Guangfu S. Rd., Taipei 105, Taiwan, Republic of China ("PMTC"), each separately being a "Party" and collectively the "Parties".

        WHEREAS, the Parties entered into an Amended and Restated International Distributor Agreement ("Distributor Agreement") on April 1, 2004, naming PMTC as Accuray's exclusive distributor in certain specified territories, and pursuant to which PMTC is to receive a commission on the sale of CyberKnife Stereotactic Radiosurgery Systems within those territories;

        WHEREAS, PMTC consented by way of a letter dated December 28, 2005 to allow Accuray to sell a CyberKnife System to Hong Kong Adventist Hospital ("HKAH"), which is located within PMTC's exclusive territory; and

        WHEREAS, Accuray desires to pay PMTC an appropriate commission for the sale of the CyberKnife System to HKAH as specified herein.

        THEREFORE, the Parties hereby agree as follows:

        1.    HKAH Agreement.    On December 30, 2005 Accuray entered into a CyberKnife Quotation and Purchase Agreement with HKAH for the sale of a CyberKnife System at a total price of U.S. $[*], which contained the following payment terms:

  •
  $50,000 with Signed Letter of Intent (received by PMTC)

  •
  $[*] due with Signed Agreement (to be signed by December 30, 2005.) Payment by Letter of Credit or T/T to Accuray Incorporated's bank account, upon Customer receiving Hong Kong Government Approval to proceed with project, by no later than January 31, 2006.

  •
  $[*] due upon shipment of the CyberKnife G4 System (estimated shipment date is July 31, 2006. Payment by Letter of Credit or T/T to Accuray Incorporated's bank account within five (5) business days after shipment. Accuray will provide a Bill of Lading to Hong Kong Adventist Hospital for payment purposes).

  •
  $[*] due within 30 days of first patient treatment, or November 30, 2006, whichever occurs first, by Letter of Credit or T/T to Accuray Incorporated's bank account

        2.    PMTC Commission.    Accuray and PMTC have agreed that PMTC will receive a commission on the HKAH sale in the amount of U.S. $[*], as set forth in the Commission Analysis attached hereto as Exhibit A ("Commission"). The Commission was determined by taking into account PMTC's anticipated margin on an equivalent sale, and the additional costs incurred by Accuray as a result of promises made by PMTC to HKAH in the Letter of Intent signed by PMTC and HKAH. PMTC's Commission will be paid according to the following schedule, which approximates the payment schedule in the HKAH Purchase Agreement:

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

  2.1.
  Thirteen percent (13%) of the Commission, U.S. $[*], less the U.S. $50,000 already received by PMTC from HKAH upon signing the Letter of Intent, for a net payment of U.S. $[*], will be paid within thirty (30) days of signing this Agreement;

  2.2.
  Eighty one percent (81%) of the Commission, or U.S. $[*], will be paid within thirty (30) days of receipt by Accuray of the full payment due upon shipment of the CyberKnife System to HKAH; and

  2.3.
  Six percent (6%) of the Commission, or U.S. $[*], will be paid within thirty (30) days of receipt by Accuray of the full payment due following first patient treatment by HKAH.

        3.    Marketing Assistance.    One of the additional items promised by PMTC to HKAH was U.S. $[*] in marketing assistance, particularly in support of the grand opening of the CyberKnife Center at HKAH. Accuray will provide marketing assistance to HKAH up to U.S. $[*], which amount has been deducted from PMTC's Commission.

        4.    Assignment.    Neither party may assign this Agreement without the other party's prior written consent, except that Accuray may assign this Agreement, without PMTC's consent, to an affiliate or to a successor or acquirer, as the case may be, in connection with a merger or acquisition, or the sale of all or substantially all of Accuray's assets or the sale of that portion of Accuray's business to which this Agreement relates. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties' permitted successors and assigns.

        5.    Notices.    All notices required or permitted under this Agreement will be in writing and delivered in person, by overnight delivery service, or by registered or certified mail, postage prepaid with return receipt requested, and in each instance will be deemed given upon receipt. All communications will be sent to the addresses set forth below or to such other address as may be specified by either party in writing to the other party in accordance with this Section.

To Accuray:	To PMTC:
Accuray Incorporated Attention: CFO 1310 Chesapeake Terrace Sunnyvale, CA 94089 U.S.A.	President Medical Technologies Co., Ltd. Inc. Attention: General Manager 8F., No. 1, Guangfu S. Rd. Taipei 105, Taiwan Republic of China
with cc to: General Counsel

        6.    Disputes and Governing Laws

  6.1.
  In the event that a dispute arises between Accuray and PMTC with respect to the subject matter governed by this Agreement, such dispute shall be settled as follows. If either party shall have any dispute with respect to this Agreement, that party shall provide written notification to the other party in the form of a claim identifying the issue or amount disputed including a detailed reason for the claim. The party against whom the claim is made shall respond in writing to the claim within thirty (30) days from the date of receipt of the claim document. The party filing the claim shall have an additional thirty (30) days after the receipt of the response to either accept the resolution offered by the other party or escalate the matter. If the dispute is not resolved, either party may notify the other in writing of their desire to elevate the claim to the President of Accuray and the Chief Executive Officer of PMTC. Each shall negotiate in good faith and use his or her best efforts to resolve such dispute or claim. The location, format, frequency, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved. If the negotiations do not lead to resolution of the underlying dispute or claim to the satisfaction of either party involved, then either party may pursue resolution by the courts as follows.

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

  6.2.
  All disputes under any contract concerning the subject matter governed by this Agreement, not otherwise resolved between Accuray and PMTC shall be resolved in a court of competent jurisdiction, in Santa Clara County, State of California, and in no other place. PMTC hereby consents to the jurisdiction of such court or courts and agrees to appear in any such action upon written notice thereof. No action, regardless of form, arising out of, or in any way connected with, this Agreement or the Inventories, may be brought by PMTC more than one (1) year after the cause of action has occurred.

        7.    Waiver.    The waiver of any breach or default of any provision of this Agreement will not constitute a waiver of any other right hereunder or of any subsequent breach or default.

        8.    Severability.    If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

        9.    Amendments.    Any amendment or modification of this Agreement must be made in writing and signed by duly authorized representatives of each party. For Accuray, a duly authorized representative must be any of the following: CEO, CFO or General Counsel.

        10.    Entire Agreement.    This Agreement, in combination with the Distributor Agreement, contains the entire agreement between the parties hereto with respect to the subject matter herein, and supersedes all previous understandings, representations and warranties, agreements, written and oral, made and entered into by and among Accuray and PMTC in relation to the HKAH CyberKnife System.

        11.    Counterparts.    This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth below by their duly authorized representatives. The parties acknowledge and agree that this Agreement does not become effective until it has been signed by all parties indicated below.

Accuray Incorporated	President Medical Technologies Co., Ltd. Inc.
By: /s/ Robert E. McNamara	By: /s/ Huan Chiu Kuo
Print Name: Robert E. McNamara	Print Name: Huan Chiu Kuo
Title: SVP & CFO	Title: General Manager
Date: August 24, 2006	Date: August 10, 2006
/s/ Darren Milliken August 23, 2006 Darren J. Milliken General Counsel

EXHIBIT A

PMTC's Commission Analysis

CYBERKNIFE SYSTEM PRICE	Part #	USD
CyberKnife G4	022986	$[*]
Xsight	22078	[*]
CyRIS InView	22086	$[*]
Additional CyRIS Multiplan	21695	$[*]
Installation		[*]

Sub-Total for System Price:		$[*]

ADDITIONAL ITEMS PROMISED IN LETTER OF INTENT
A: Extended Warranty Cost:		$[*]

2nd year Emerald
B: Downtime compensation:		$[*]

Six Calendar Months (in Emerald basis):
C: Training Tuition and T&E Cost:
Tuition for extra six (6) personnel:		$[*]
Air ticket (economic class) for eleven (11):		$[*]
Hotel Accommodation for eleven (11) each seven nights:		$[*]

Sub-Total for C:		$[*]

D: Shipment and Insurance		$[*]

Air-flight with insurance:
E: Other Marketing Expenses		$[*]

Grand opening ceremony & MISC
Sub-Total for Additional Items:		$[*]

Total Cost Incurred:		$[*]

System Price to HKAH:		$[*]

Commission to PMTC: System Price — Total Cost Incurred		$[*]

Less: Down payment on LOI received from HKAH		$[*]

Commission Still Owed to PMTC: Commission Less $50,000 LOI payment		$[*]

[*]
Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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COMMISSION AGREEMENT
PMTC's Commission Analysis